Goodwin Procter LLP 3 Embarcadero Center, 24th Floor San Francisco, CA 94111 T: 415.733.6000 F: 415.677.9041 goodwinprocter.com

September 28, 2010

Apricus Biosciences, Inc.
6330 Nancy Ridge Drive, Suite 103
San Diego, CA 92121

Re:           Securities Being Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-169132) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 1,728,882 units (the “Units”), each Unit consisting of (i) three shares of common stock, par value $0.001 per share (the “Common Stock”), of Apricus Biosciences, Inc., a Nevada corporation (the “Company”) and (ii) one warrant to purchase one share of Common Stock (the “Warrants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions expressed below are limited to California law and the federal law of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

Based on the foregoing, we are of the opinion that the Warrants have been duly authorized and, upon issuance and delivery against payment therefor as set forth in the Registration Statement, will be valid and binding obligations of the Company.

The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

Apricus Biosciences, Inc.
September 28, 2010

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter LLP GOODWIN PROCTER LLP